MODIV NYSE: MDV Third Quarter 2022 Snapshot

Continued execution of strategic portfolio repositioning to a more pure-play industrial manufacturing REIT and reducing non-core (office) properties

Portfolio
December 31, 2021
% of ABR



Retail 9%
Industrial 41%
Office 50%

Current Portfolio
September 30, 2022
% of ABR



Retail 19%
Industrial 54%
Office 27%

23% reduction in office allocation since 12.31.2021

Revenue: $10.2M	AFFO per share[1]: $0.31	Adjusted EBITDA[2]: $6.7M

"This was a quarter of consistent yeoman's work, patiently executing on our long-term growth plan and strategic portfolio repositioning, which included the completion of two previously announced acquisitions and two non-core asset dispositions," said Aaron Halfacre, Chief Executive Officer of Modiv. "We believe that market participants are currently seeking price discovery after a volatile summer. We have remained disciplined in our evaluation of investment opportunities, focusing on exploring larger scale portfolio acquisitions as well as select individual industrial manufacturing facilities. Following the recent exercise of the accordion feature on our credit facility, we have a substantial amount of dry powder to make accretive acquisitions that will drive attractive long-term returns for our shareholders."

Portfolio and financial highlights as of September 30, 2022:

$545M	3.2M SF	47	17	$1.15	11%	$103M	38%
gross real estate value	of leasable space	commercial properties	states where properties are located	dividend per share	dividend yield	purchasing power from revolver and cash	leverage

Year-to-date:

$162M of properties acquired to date,
including **15 industrial properties** at a weighted average cap rate of **8.9%**

3Q22 Acquisitions:



Invested $5.3 million in 2 properties leased to subsidiaries of Producto Holdings, LLC, which specializes in manufacturing, machining, drilling, form grinding, heat treating, inspecting and engineering precision



Invested $23.4 million in 4 properties leased to Valtir, LLC, a manufacturer of commercial highway products

3Q22 Dispositions:



Completed the sale of 2 office properties in Nevada for proceeds of $22.2 million

1 AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See the Reconciliation of Non-GAAP Measures in the third quarter earnings release dated November 14, 2022.
2 We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on real estate investments and goodwill, interest expense and non-cash items such as non-cash compensation expenses. See reconciliation of GAAP to non-GAAP financial measures in the third quarter earnings release dated November 14,2022.